CFX CORPORATION
                                   TO ACQUIRE
                         THE MILFORD CO/OPERATIVE BANK


     Keene, NH, February 9, 1996 -- CFX Corporation (AMEX: CFX), headquartered in Keene, New Hampshire and The Milford Co/Operative Bank (NASDAQ: MBNK), headquartered in Milford, New Hampshire, announced today that CFX and Milford have signed a definitive agreement under which CFX would acquire all the outstanding shares of Milford. As a result of the transaction, Milford would be merged into CFX's New Hampshire banking subsidiary, CFX Bank.

     Pursuant to the definitive agreement, each of Milford's outstanding shares of Common Stock has the potential to be converted into 2.645 shares of CFX's Common Stock. The actual number of shares of CFX's Common Stock issuable in the transaction is subject to adjustment based on the average price of CFX Common Stock for the ten trading days immediately before CFX receives the last regulatory approval required to consummate the transaction. In the event that the average price of CFX Common Stock is below $12.59, the exchange ratio becomes 2.70 shares; and if the average price of CFX Common Stock is above $17.66, the exchange ratio becomes 2.61 shares. Milford has the right to terminate the agreement if the average price of CFX Common Stock is below $12.10 per share unless CFX agrees to increase the exchange ratio.
     The transaction is tax free to the shareholders of Milford and is subject to regulatory approval and the approval of both CFX's and Milford's shareholders. It is anticipated that the transaction will be accounted for by the pooling-of-interests method of accounting.

     Based on the closing price of CFX Common Stock on February 8, 1996 of $14.75 and using a 2.645 exchange ratio, the indicated value of the transaction would be $39.00 per share, for a total aggregate consideration of approximately $26.5 million. The agreement also provides CFX with an option to acquire up to 19.9% of the outstanding Milford Common Stock under certain circumstances.

     In announcing the transaction, Peter J. Baxter, President and Chief Executive Officer of CFX Corporation, stated, ``he Milford Co/Operative Bank is a solid community bank located in Hillsborough County, the largest and most attractive banking county in the state. Increased penetration in Hillsborough County has been a strategic objective of CFX, and is a natural extension of our current branch system. We look forward to serving the customers and communities of Milford Co/Operative by providing the same level of personal service to customers with a community focus that Milford has so effectively delivered over the years.''

     Mr. Baxter added, `We anticipate that after 30% ($1.2 million pre-tax) expense savings, the transaction will be accretive to earnings per share in the first year. Upon consummation of the merger, CFX will take a special charge of approximately $1.3 million to earnings for one time costs of the transaction.''

     Justin Pestana, Chairman of The Milford Co/Operative Bank said, `The CFX organization allows our customers access to a greatly expanded menu of financial services and resources. The outstanding reputation of CFX with a strong community bank heritage blends very well with our own heritage.''

     The parties expect to complete the transaction in the second half of 1996.

     CFX Corporation is a multi-bank holding company with total assets of $901 milllion as of December 31, 1995. The Company's two banking subsidiaries are CFX Bank, headquartered in Keene, New Hampshire, and Orange Savings Bank, headquartered in Orange, Massachusetts. CFX Mortgage, Inc., CFX Bank's mortgage banking subsidiary, services approximately $672 million in mortgage loans for others. The Company operates 23 full service offices, 2 loan production offices, and 50 automated teller and remote service banking locations in New Hampshire and north central Massachusetts.

     The Milford Co/Operative Bank has total assets of $154 million as of December 31, 1995 and six branches located in Amherst, Brookline, Milford, Mont Vernon, New Boston and Wilton/Lyndeborough, New Hampshire.

     Upon completion of both the Milford acquisition and CFX's pending acquisition of The Safety Fund Corporation, a bank holding company headquartered in Fitchburg, Massachusetts, with $287 million in assets and a trust division with $350 million in assets under management, CFX will have $1.35 billion in assets with 41 full service banking offices, 2 loan production offices, and 61 automated teller and remote service locations in New Hampshire and Massachusetts.

                                      END